UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2011

MERITAGE HOMES CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-9977	86-0611231
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 515-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
As previously disclosed, we, along with our joint venture partners (and their respective parent companies) in an unconsolidated joint venture, are defendants in lawsuits initiated by the lender group regarding a large Nevada-based land acquisition and development joint venture in which the lenders are seeking damages on the basis of enforcement of completion guarantees and other related claims. While our interest in this joint venture is comparatively small, totaling approximately 3.5%, we are vigorously defending and otherwise seeking resolution of these actions. Also as previously disclosed, Meritage is the only builder joint venture partner to have fully performed its obligations with respect to takedowns of lots from the joint venture, having completed its first takedown in April 2007 and having tendered full performance of its second and final takedown in April 2008. However, the joint venture and the lender group rejected Meritage’s tender of performance of its second and final takedown, and Meritage contends, among other things, that the rejection by the joint venture and the lender group of Meritage’s tender of full performance was wrongful and should release Meritage of liability with respect to the takedown and all guarantees. We have fully impaired our investment in this joint venture in a prior period.
Certain lenders in the lender group filed a Chapter 11 involuntary bankruptcy petition against the joint venture in the United States Bankruptcy Court, District of Nevada. As previously disclosed, we anticipated that the lender group may try to use the bankruptcy filing as a means to trigger springing repayment guarantees of the members. On June 6, 2011, Meritage received from the lenders a demand for the immediate repayment of Meritage’s share of the liabilities allegedly due under the springing repayment guarantee. The amount demanded by the lenders from Meritage is $13.2 million. Meritage disputes the validity and amount of this demand and will vigorously contest it. While all of the joint venture members believe they have potential offsets and defenses to prevent or minimize enforcement of the springing repayment guarantees, Meritage has additional defenses (that are not available to the other members) because Meritage is the only member that tendered full performance to the lender group and believes this fact will operate to prevent enforcement of the springing repayment guarantee against Meritage. While, for the reasons noted above, we do not believe that it is probable that Meritage will be determined to have any obligations under the repayment guaranty, we have recorded a legal reserve in an amount we believe represents the most probable exposure for legal and settlement costs. Although the final disposition of these suits and related actions, claims and demands remains uncertain, we do not, at this time, anticipate outcomes that will have a material impact on our financial position or results of operations.
Because of the uncertainty of the validity of the lenders’ demand, Meritage’s defenses to the lenders’ claim/demand, and the uncertainty of the amount which could possibly be determined to be due under the springing guarantee (if any), Meritage does not believe there is currently any impact under its senior and senior note indentures. However, Meritage continues to evaluate the lenders’ demand because such evaluation necessarily depends on the validity of the lenders’ demand, Meritage’s defenses to the lenders’ claim/demand and the actual amount of Meritage’s obligation, if any, which could possibly be determined to be due under the springing guarantee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 9, 2011

MERITAGE HOMES CORPORATION
/s/ Larry W. Seay
By: Larry W. Seay
Executive Vice President and Chief Financial Officer

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